                                                                    EXHIBIT 99.1

          SOURCE INTERLINK ANNOUNCES FISCAL 2006 THIRD QUARTER RESULTS

                      REPORTS RECORD REVENUES AND EARNINGS

BONITA SPRINGS, FL, DECEMBER 12, 2005 - SOURCE INTERLINK COMPANIES, INC. (NASDAQ: SORC), a premier provider of family entertainment content products and marketing services, today announced financial results for the fiscal 2006 third quarter ended October 31, 2005. Revenues and earnings were the highest reported in the company's history.

Pro-forma income for the fiscal 2006 third quarter totaled $8.8 million, or $0.17 per diluted share, on total revenue of $425.9 million. Pro-forma Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter totaled $19.0 million. GAAP income for the fiscal 2006 third quarter totaled $6.1 million, or $0.11 per diluted share, on total revenue of $425.9 million.

"In just one year, we have more than quadrupled the size of our company while maintaining high levels of profitability and adding major new customers during a period of rapid growth and consolidation," commented Leslie Flegel, Source Interlink chairman and chief executive officer. "Our third quarter featured continued margin improvement at Alliance and good sales growth from our magazine business. Despite the strong quarter, the impact of Hurricane Wilma on our Alliance operations, costs associated with merging Primary Source into our Levy business, as well as higher fuel prices and related slower sales in specialty retail stores, leave us several cents behind our initial guidance of $0.75 for the fiscal year.

"Looking ahead to the fourth quarter, it is too early to predict definitive results because we are just now entering the critical selling weeks building up to the holidays. With the addition of Alliance this year, these upcoming weeks are more important to the company now than ever before in its history. Industry reports of mixed sales in recent weeks, particularly from certain specialty retail customers, give us reason to be cautious in our outlook at this time. We can report, however, that gross shipments through November are in line with plan and Internet sales seem particularly strong," Flegel concluded.

FINANCIAL HIGHLIGHTS

The company uses both generally accepted accounting principles (GAAP), and non-GAAP or pro-forma financial measures to evaluate and report the results of its business. A reconciliation of the pro-forma financial measures to the GAAP financial measure appears later in the release.

The company provides non-GAAP or pro-forma financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors' overall understanding of the company's current financial performance and prospects for the future. The company believes that investors benefit from seeing its results "through the eyes" of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as are disclosed in this release. This information facilitates management's internal comparisons to the company's historical operating results.

Non-GAAP or pro-forma information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, GAAP in the United States. It excludes items, such as amortization of intangible assets, and includes items, such as anticipated insurance proceeds, that may have a material effect on the company's net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the company. The non-GAAP or pro-forma information provided by the company may be different from the non-GAAP or pro-forma information provided by other companies.

Pro-forma results for the fiscal 2006 third quarter ended October 31, 2005 exclude amortization of intangible assets resulting from the Alliance and Levy transactions and includes approximately $0.01 per diluted share of earnings from anticipated insurance proceeds relating to disruption of the company's Alliance distribution operations at Coral Springs caused by Hurricane Wilma. The company estimates that earnings for the period were negatively impacted by a total of approximately $0.03 per diluted share as a result of the storm, but of this amount, only approximately $0.01 per share is expected to be recovered from insurance proceeds. The anticipated receipt of insurance proceeds is reflected in pro-forma results for the third quarter; but is not included in GAAP results. Pro-forma results also assume the Alliance transaction was completed at the beginning of Source Interlink's fiscal year on February 1, 2005, and an effective tax rate of approximately 38% for the third quarter. The Levy acquisition is reported on an actual basis, as of the date of acquisition, May 10, 2005.

For the third quarter of last year, Source Interlink reported GAAP revenue from continuing operations of $90.8 million and net income from continuing operations before charges of $4.0 million, or $0.17 per diluted share, computed on a tax rate of 31%. EBITDA from continuing operations totaled $7.5 million. The results for last year do not include Alliance and Levy. Results from continuing operations for the prior-year period exclude the Deyco business, which was sold in the fiscal 2005 fourth quarter.

GAAP earnings per share in the fiscal 2005 third quarter were calculated on 24.9 million diluted shares outstanding, compared with 53.0 million diluted shares outstanding in fiscal 2006 third quarter.

See table below for reconciliation of GAAP financial results to pro-forma amounts:

                                                                 QUARTER ENDED
                                                            -----------------------
                                                            10/31/2005   10/31/2004
                                                            ----------   ----------
(in thousands, except earnings per share data)
Income from continuing operations, net of taxes               $ 6,083      $ 4,029
Non-tax deductible amortization from Alliance transaction       1,703           --
Amortization from Levy transaction                                366           --
Insurance proceeds from hurricane                                 620           --
                                                              -------      -------
Pro-forma income from continuing operations, net of taxes     $ 8,772      $ 4,029
                                                              =======      =======
Diluted shares                                                 53,012       24,924
EPS                                                           $  0.17      $  0.16

* Amounts shown net of tax using approximately 38% effective tax rate for the three month period.

SEGMENT RESULTS

CD AND DVD FULFILLMENT SEGMENT - The CD and DVD Fulfillment Segment, comprised of the Alliance business, generated improved profitability due to synergies achieved through its merger into Source and a sharper focus on more profitable accounts. The segment produced GAAP revenue of $226.4 million, operating income of $8.9 million, and a gross margin of 17.8%. Pro-forma revenue for the fiscal 2006 third quarter was $226.4 million, compared with $232.5 million in the comparable three months of fiscal 2005. Approximately $15 million to $20 million of sales from the CD and DVD Fulfillment Segment was lost in the quarter due to power and other disruptions caused by Hurricane Wilma at the Coral Springs facility. Pro-forma gross margin increased from 16.9% in the prior year period to 17.8% in the current period. Pro-forma operating margins increased from 3.4% in the prior year period to 5.1% in the current period.

MAGAZINE FULFILLMENT SEGMENT - The Magazine Fulfillment Segment recorded significantly higher revenues and, as expected, a decline in operating margins, both reflecting the addition of the Chas. Levy Circulating Co. business earlier in the fiscal year. The segment recorded GAAP revenue of $176.7 million compared with $69.9 million in the prior-year period, an increase of 152.7%. Gross margin decreased from 26.3% in the prior-year period to 22.1% in the current period. Pro-forma operating income increased to $5.7 million in the fiscal 2006 third quarter from $5.1 million in the prior-year period. Pro-forma operating margins decreased from 7.3% in the prior-year period to 3.2% in the current period. Lower margins in the magazine segment reflect the addition of sales from the Levy acquisition, which carry lower incremental margins in advance of achieving acquisition synergies.

IN-STORE SERVICES SEGMENT - The In-Store Services Segment recorded GAAP revenue of $22.7 million in the fiscal 2006 third quarter, compared with $20.8 million in the year-ago quarter. Operating income for the fiscal 2006 third quarter for the segment was $4.5 million, versus $4.9 million a year ago.

SHARED SERVICES SEGMENT - The Shared Services Segment consists of shared overhead functions associated with the individual operating segments. Shared Services recorded a pro-forma operating loss of $5.8 million, compared with $3.9 million in the prior-year period. The comparison reflects higher overhead expenses to support the growth of the larger company following the Alliance merger and Levy acquisition. Shared Services as a percentage of consolidated revenue decreased from 4.3% to 1.4% for the third quarter, a trend that is expected to continue.

RECENT BUSINESS HIGHLIGHTS

     - The Alliance division signed agreements for DVD distribution and fulfillment services at two leading Western supermarket chains totaling more than 600 stores and 42,000 DVD display positions.

     - Source Interlink agreed to provide magazine distribution and fulfillment services to 32 Fry's Electronics stores in California, Texas, Arizona and elsewhere. Source Interlink currently distributes CDs and DVDs through its Alliance division to Fry's stores nationally.

     - The company added 386 Walgreens locations in southern California for magazine distribution and fulfillment services. With this additional business, Source Interlink now distributes magazines and books to more than 1,300 Walgreens locations, and CDs and DVDs to 2,500 Walgreens locations nationwide.

     - Source Interlink was named the exclusive U.S. magazine and comic book distribution and fulfillment services provider to all Virgin Megastores nationwide. Source Interlink had previously serviced Virgin Megastores in combination with other distributors, but now becomes the retail chain's exclusive U.S. magazine and comic book supplier.

     - Source Interlink expanded its international magazine distribution agreement with Borders, Inc., becoming the exclusive distributor of all U.S. magazine titles to all U.K.-based Borders Stores.

     - Source Interlink announced that it has been selected by Costco Wholesale Corporation to supply magazines at Costco's 345 warehouse clubs in the United States and Puerto Rico.

FISCAL 2006 THIRD QUARTER CONFERENCE CALL

Source Interlink Companies, Inc. will host a teleconference to discuss its third quarter results today, Monday, December 12, 2005 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 800-231-5571 (U.S. callers) or 973-582-2822 (Int'l callers) ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of Source Interlink's website, located at www.sourceinterlink.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through December 19, 2005 that can be accessed by dialing 877-519-4471 (U.S. callers) or 973-341-3080 (Int'l callers), passcode:
6747703. The webcast will also be archived on www.sourceinterlink.com for 30 days.

ABOUT SOURCE INTERLINK

Source Interlink Companies is a premier marketing, merchandising and fulfillment company of entertainment products including DVDs, music CDs, magazines, books and related items. The company's fully integrated businesses include:

     - Distribution and fulfillment of entertainment products to major retail chains throughout North America and direct-to-consumers via the Internet

     - Import and export of periodicals sold in more than 100 markets worldwide

     - Coordination of product selection and placement for impulse items sold at checkout counters

     - Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase

     - Design, manufacture and installation of wire fixtures and custom wood displays in major retail chains

With approximately $1.7 billion in annual revenue, Source Interlink serves about 110,000 retail store locations throughout North America. Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information, please visit the company's website at www.sourceinterlink.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) market acceptance of and continuing retail demand for magazines, books, DVDs, CDs and other home entertainment products; (ii) our ability to realize operating efficiencies, cost savings and other benefits from recent and pending acquisitions, (iii) an evolving market entertainment media, (iv) the ability to obtain product in sufficient quantities; (v) adverse changes in general economic or market conditions; (v) the ability to attract and retain employees; (vi) intense competition in the marketplace and (vii) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 18, 2005.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

CONTACTS:

Investors:                                                           Media:
----------                                                           ------
Dean Heine                         Todd St.Onge             Kim Holt
Investor Relations                 Brainerd Communicators   Brainerd Communicators
Source Interlink Companies, Inc.   212-986-6667             212 986-6667
212-683-0376                       stonge@braincomm.com     holt@braincomm.com
dheine@sourceinterlink.com

Tables follow:

                        SOURCE INTERLINK COMPANIES, INC.

                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                            (Unaudited)
                                                        Three Months Ended
                                                            October 31,
                                                        ------------------
                                                          2005      2004*
                                                        --------   -------
Revenues                                                $425,859   $90,753
Costs of revenues                                        339,765    65,044
                                                        --------   -------
Gross profit                                              86,094    25,709
Selling, general and administrative expense               48,355    13,101
Fulfillment freight                                       20,151     5,611
Depreciation and amortization                              4,926     1,005
                                                        --------   -------
Operating income                                          12,662     5,992
                                                        --------   -------
Other income (expense)
   Interest expense                                       (1,964)     (333)
   Interest income                                            68        34
   Other income                                               84       135
Total other income (expense)                              (1,812)     (164)
                                                        --------   -------
Income from continuing operations before income
   taxes and discontinued operation                       10,850     5,828
Income tax expense                                         4,767     1,799
                                                        --------   -------
Income from continuing operations before
   discontinued operation                                  6,083     4,029
Income (loss) from discontinued operation, net of tax         --       349
                                                        --------   -------
Net income                                              $  6,083   $ 4,378
                                                        ========   =======

Earnings (loss) per share - diluted
   Continuing operations                                $   0.11   $  0.16
   Discontinued operation                                     --      0.02
                                                        --------   -------
Total                                                   $   0.11   $  0.18
                                                        ========   =======
Weighted average of shares outstanding - diluted          53,012    24,924
                                                        ========   =======

* October 31, 2004 results have been restated to reflect the discontinued operation completed in November 2004.

                        SOURCE INTERLINK COMPANIES, INC.

                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                             (Unaudited)
                                                          Nine Months Ended
                                                             October 31,
                                                        ---------------------
                                                           2005        2004*
                                                        ----------   --------
Revenues                                                $1,054,070   $259,792
Costs of revenues                                          838,442    188,328
                                                        ----------   --------
Gross profit                                               215,628     71,464
Selling, general and administrative expense                125,001     37,129
Fulfillment freight                                         48,841     15,244
Depreciation and amortization                               12,271      2,630
Relocation charges                                              --      1,552
Merger and acquisition charges                               3,094         --
                                                        ----------   --------
Operating income                                            26,421     14,909
                                                        ----------   --------
Other income (expense)
   Interest expense                                         (4,642)      (993)
   Interest income                                             158        140
   Deferred financing costs                                     --     (1,494)
   Other income                                                233        175
                                                        ----------   --------
Total other expense                                         (4,251)    (2,172)
                                                        ----------   --------
Income from continuing operations before income taxes
   and discontinued operation                               22,170     12,737
Income tax expense                                          10,340      4,012
                                                        ----------   --------
Income from continuing operations before discontinued
   operation                                                11,830      8,725
Loss from discontinued operation, net of tax                (1,446)       288
                                                        ----------   --------
Net income                                              $   10,384   $  9,013
                                                        ==========   ========
Earnings (loss) per share - diluted
   Continuing operations                                $     0.24   $   0.36
   Discontinued operation                                    (0.03)      0.01
                                                        ----------   --------
Total                                                   $     0.21   $   0.37
                                                        ==========   ========
Weighted average of shares outstanding - diluted            50,188     24,606
                                                        ==========   ========

* October 31, 2004 results have been restated to reflect the discontinued operation completed in November 2004.

                        SOURCE INTERLINK COMPANIES, INC.

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                         (unaudited)
                                                      October 31, 2005   January 31, 2005
                                                      ----------------   ----------------
Cash                                                      $  3,316           $  1,387
Trade receivables                                          177,112             48,078
Purchased claims receivable                                  4,999              2,006
Inventories                                                222,854             16,868
Income tax receivable                                           --              2,275
Deferred tax asset                                          11,202              2,302
Advances under magazine export agreement                        --                 --
Other current assets                                         6,928              3,349
                                                          --------           --------
                                                           426,411             76,265
Property and equipment, net                                 68,345             22,331
Goodwill, net                                              187,401             71,600
Intangibles, net                                           244,156             16,126
Deferred tax asset                                           5,201              2,903
Other                                                        8,363              8,528
                                                          --------           --------
   Total Assets                                           $939,877           $197,753
                                                          --------           --------
Checks issued against future advances on revolving
   credit facilities                                      $ 12,533           $  1,951
Accounts payable and accrued expenses                      338,025             25,274
Deferred revenue                                             2,517              2,205
Other                                                        4,425                 19
Current maturities of debt                                   6,456              5,630
Current portion of obligations under capital leases            247                 --
                                                          --------           --------
                                                           364,203             35,079
Debt, less current liabilities                             114,199             34,139
Obligations under capital leases                               158                 --
Other                                                        7,220                852
                                                          --------           --------
Total Liabilities                                          485,780             70,070
                                                          --------           --------
Equity                                                     454,097            127,683
                                                          --------           --------
   Total Liabilities and Equity                           $939,877           $197,753
                                                          ========           ========